FIRST AMENDMENT TO CONSULTING AGREEMENT


         THIS FIRST AMENDMENT TO CONSULTING AGREEMENT (this "Amendment") is entered into on March 10, 2000 by and between TELENETICS CORPORATION, a California corporation (the "Company"), and BROOKSTREET SECURITIES CORPORATION ("Brookstreet").

                                 R E C I T A L S

         A. Effective as of Januay 1, 2000, the Company and Brookstreet entered into a letter agreement dated December 10, 1999 (the "Agreement") pursuant to which the Company engaged Brookstreet to render services to the Company as a corporate finance consultant.

         B. The Agreement provided for, among other things, the grant by the Company to Brookstreet of an option to purchase up to 180,000 shares of the Company's common stock, no par value per share ("Common Stock"), on the terms set forth in the Agreement.

         C. The Company and Brookstreet desire to amend the terms of the Agreement to clarify the terms of the option and to provide for certain registration rights that were not memorialized in the Agreement.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. OPTION TERMS. Section 4(b) of the Agreement is hereby amended by deleting the existing Section 4(b) in its entirety and substituting in lieu thereof the following:

                           (b) issue to Brookstreet effective as of January 3, 2000 a non-qualified stock option ("Option") to purchase up to 180,000 shares of common stock, no par value, of the Company ("Common Stock") at an exercise price equal to the closing price of a share of Common Stock on the effective date of the Option. The Option shall vest and become exercisable as to 90,000 shares of Common Stock on January 3, 2000, provided that Brookstreet exercises the Option as to all such 90,000 shares before 5:00 p.m. on March 10, 2000. The Option shall vest and become exercisable as to the remaining 90,000 shares of Common Stock (or as to all 180,000 shares of Common Stock if the Option is not timely exercised pursuant to the preceding sentence) in twelve equal monthly installments commencing on February 3, 2000.

         2. REGISTRATION RIGHTS. The following paragraph shall be added to the Agreement as Section 15:




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                           15. REGISTRATION RIGHTS. The Company shall, at its
         sole expense, file with the Securities and Exchange Commission ("SEC") no later than 90 days from the date of exercise of the initial 90,000 Options a registration statement covering all of the shares of Common Stock underlying the 180,000 Options ("Registration Statement") and to use its best efforts to cause such Registration Statement to be declared effective by the SEC as soon thereafter as possible.

         3. NOTICES. Section 13 of the Agreement is hereby amended by deleting the existing Section 13 in its entirety and substituting in lieu thereof the following:

                  "13. NOTICES. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

                           (a) If to the Company: Telenetics Corporation, 25111
                  Arctic Ocean, Lake Forest, California 92630, Attention:
                  President;

                           (b) If to Brookstreet: Brookstreet Securities
                  Corporation, 2361 Campus Drive, Suite 210, Irvine, California 92715."

Notices provided in accordance with this Section 13 shall be deemed delivered upon personal delivery or three business days after deposit in the mail addressed to the intended recipient as set forth herein.

         4. CONFIRMATION OF AGREEMENT. Except as amended by this Amendment, the Agreement shall remain in effect in accordance with its terms.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

TELENETICS CORPORATION


By: /S/ Michael A. Armani
    ----------------------------
    Michael A. Armani, President


BROOKSTREET SECURITIES CORPORATION


By: /S/ Stanley C. Brooks
    ----------------------------
    Stanley C. Brooks, President

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